San Diego Gas & Electric Company and Enova Energy, Inc.
Enova Corporation and Pacific Enterprises, Southern
California Edison Company v. San Diego Gas and Electric
Company, Enova Energy, Inc., and Ensource Corp.

Docket Nos. EC97-12-001, EL97-15-002, EL97-21-001

FEDERAL ENERGY REGULATORY COMMISSION - COMMISSION

83 F.E.R.C. P61,199; 1998 FERC LEXIS 1003

ORDER DENYING REHEARING AND APPROVING DISPOSITION OF
FACILITIES ON A FINAL BASIS

  May 27, 1998

PANEL: Before Commissioners: James J. Hoecker, Chairman; Vicky A. Bailey, William L. Massey, Linda Breathitt, and Curt Hebert, Jr.

OPINION:

     In this order, we deny rehearing of our order conditionally approving the disposition of jurisdictional facilities that will occur as a result of the merger of Enova Corporation (Enova) and Pacific Enterprises (Pacific). n1 We also find that with certain changes to the Applicants' proposed remedial measures, the concerns we expressed in that order have now been resolved. Thus, we approve the disposition of jurisdictional facilities on a final basis.

n1 79 FERC P61,372 (1997)(Merger Order).

I. Background

A. Application and Merger Order

     The background of this case is set out in detail in our Merger Order. Briefly, Enova and Pacific are both public utility holding companies. n2 Enova is the parent of San Diego Gas & Electric Company (SDG&E), a traditional public utility that owns natural-gas fired electric generating facilities, and of Enova Energy, Inc. (Enova Energy), a power marketer. Pacific owns Southern California Gas Company (SoCalGas), a natural gas distribution company that provides delivered natural gas services to gas-fired electric power generators throughout Southern California. Enova and Pacific have also formed a joint venture, Energy Pacific, to be a marketer of electricity and natural gas.

n2 They are exempt holding companies under section 3(a)(1) of the Public Utility Holding Company Act of 1935, 15 U.S.C. sec. 79c(a)(1)
(1994).

     In our Merger Order, we noted that this "convergence" or vertical merger does not raise traditional horizontal market power concerns because the companies involved do not compete in the same product market. However, we explained that after a vertical merger, the merged company may be able to use its position in one segment of its business, the "upstream" segment (natural gas delivery services), to influence competition in the "downstream" segment (sales of electric power). After examining the upstream and downstream markets in the case at hand, we concluded that both were conducive to the exercise of market power. We stated that the merger could impair competition in the downstream market through "raising rivals' costs" and by facilitating anticompetitive coordination. We pointed out that SoCalGas delivers natural gas to virtually all gas-fired generators in Southern California. Moreover, by virtue of this dominant position, SoCalGas has access to sensitive market information regarding these generators' cost and fuel use. We found that if the merger were approved unconditionally, the merged company could use its vertical market power to restrict competing generators' access to delivered gas services, thus raising these generators' input costs and reducing their ability to compete. This, in turn, would tend to increase prices for electric power in California. n3

n3 We also found that entry by competitors would not be likely to mitigate this market power.

     We identified seven ways in which the merged company could hamper competition. SoCalGas could:

   (1) use competitive market information (such as gas usage, service requirements of competing generators, advance knowledge of competitors' projected fuel consumption, patterns, and costs) to manipulate costs and service to SDG&E's advantage;

   (2) offer transportation discounts to SDG&E that are not offered or made available to competing generators;

   (3) withhold or deny access to pipeline capacity to competing generators;

   (4) offer service contracts providing SoCalGas with unilateral and arbitrary control over pipeline access, delivery points, etc.;

   (5) manipulate storage injection schedules to effectively withhold pipeline capacity from competing generators at strategic times and thereby drive up wholesale electricity prices;

   (6) force competing generators to renominate volumes to other delivery points or purchase additional firm pipeline capacity by citing the existence of difficult-to-verify operational constraints on SoCalGas' system; and

   (7) manipulate the terms and conditions of intrastate gas tariffs to SDG&E's advantage by, for example, enforcing the letter of SoCalGas' tariff when dealing with competing generators while enforcing the terms of the tariff less rigorously when dealing with SDG&E.

     Having reached this conclusion, we next considered what remedies could be used to address the problems raised by the merger. We noted that the Public Utilities Commission of the State of California (California Commission) has jurisdiction over SoCalGas and concluded that "the most direct and effective way to address the potential that SoCalGas will unduly discriminate in favor of downstream affiliates" n4 was mitigation requirements that were, for the most part, within the jurisdiction of the California Commission. For instance, the California Commission has direct authority to accept and enforce the Applicants' commitments that the companies will not share market information with one another without simultaneously making it available to non-affiliates. The California Commission also has direct authority to accept and enforce a commitment to observe restrictions designed to prevent abuses between gas companies and their affiliates.

n4 79 FERC at 62,564.

     Thus, we stated that if the California Commission approved the merger and adopted certain mitigation requirements to prevent SoCalGas from discriminating against non-affiliates, the Applicants should file these proposed mitigation measures with us. The mitigation measures were designed to preclude discriminatory conduct by SoCalGas, ensure transparency of transactions involving sales and purchases of gas transportation services, and separate SDG&E's purchases of transportation service from SoCalGas for gas that would be used for its electric generators from its other gas transportation purchases. n5 The mitigation measures needed involve codes of conduct (to regulate the sharing of market information); application of the requirements of our Order No. 497 n6 (which is designed to prevent abuses of the affiliated relationship between jurisdictional pipelines and marketers) to SoCalGas; and a requirement that SoCalGas operate its electronic bulletin board (EBB), GasSelect, as an interactive same-time reservation and information system. We stated that if the California Commission approved mitigation measures that were different from those described in our Merger Order, we would decide whether these deviations were acceptable for our purposes. We also noted n7 that another way to eliminate the vertical market power problems would be for SDG&E to divest its gas-fired plants.

n5 79 FERC at 62,564.

n6 Inquiry Into Alleged Anticompetitive Practices Related to Marketing Affiliates of Interstate Pipelines, Order No. 497, 53 Fed. Reg. 22,139 (1988), FERC Statutes and Regulations, Regulations Preambles 1986-1990 P 30,820 (1988), order on rehearing, Order No. 497-A, 54 Fed. Reg. 52,781 (1989), FERC Statutes and Regulations, Regulations Preambles 1986-1990 P 30,868
(1989), order extending sunset date, Order No. 497-B, 55 Fed. Reg. 53,291 (1990), FERC Statutes and Regulations, Regulations Preambles 1986-1990 P 30,908 (1990), order extending sunset date and amending final rule, Order No. 497-C, 57 Fed. Reg. 9 (1992), FERC Statutes and Regulations P 30,934 (1991), reh'g denied, 57 Fed. Reg. 5815, 58 FERC P61,139 (1992), aff'd in part and remanded in part, Tenneco Gas v. Federal Energy Regulatory Commission, 969 F.2d 1187 (D.C. Cir. 1992), order on remand, Order No. 497-D, 57 Fed. Reg. 58,978 (1992), FERC Statutes and Regulations P 30,958
(1992), order on reh'g and extending sunset date, Order No. 497-E, 59 Fed. Reg. 243 (1994), FERC Statutes and Regulations P 30,987
(1994), order on reh'g, Order No. 497-F, 59 Fed. Reg. 15,336
(1994), 66 FERC P61,347 (1994).

n7 79 FERC at 61,372, n.58.

B. Events Since the Merger Order

     A number of intervenors requested rehearing of the Merger
Order. n8 Their arguments are discussed below.

n8 These include Southern California Edison Company (SoCal Edison), Southern California Utility Power Pool (Power Pool), Imperial Irrigation District (Imperial), the City of Vernon (Vernon), the City of San Diego (San Diego), and Southern California Public Power Authority (Public Power Authority).

     After the Merger Order was issued, the Applicants filed a motion for a supplemental order. n9 They stated that several changes in circumstances since the issuance of the Merger Order justified immediate approval of the merger without waiting for the California Commission to take action. First, SDG&E has committed itself to divestiture of its generating assets and has asked the California Commission to approve that divestiture. The Applicants pointed out that the Commission had already said that divestiture of SDG&E's gas-fired plants could resolve our market power concerns. This obviated the need for the remedies envisioned by the Merger Order, they said. Second, SDG&E and SoCalGas had submitted to the California Commission filings n10 in which they committed themselves to restrictions on dealing with affiliates that are designed to prevent abuses of the affiliation. The Applicants said that these commitments meet the requirement imposed by our Merger Order that they adopt a code of conduct. They argued that in view of these developments, there was no need for this Commission to wait for the California Commission to take further action.

n9 Filed February 12, 1998.

n10 "Remedial Measures" filed as Attachment D to Applicants'
February 12, 1998 filing.

     The Applicants also submitted n11 a stipulation filed by Enova and the Department of Justice (DOJ) with a United States District Court to resolve DOJ's concerns. The stipulation provides that SDG&E must divest almost all of its gas-fired generation within 18 months and limits Enova's ability to acquire new generation capacity. The Applicants also state that the code of conduct is now fully enforceable by the California Commission.

n11 Motion to Lodge Stipulation and Order filed March 10, 1998. Several intervenors argued that these changes in circumstances do not justify removal of the conditions. We need not resolve the question of whether the changes in circumstances would, in themselves, justify removal of the conditions. As noted below, the California Commission has now approved the merger. The question to be resolved is whether the changes in circumstances and the California Commission's actions resolve the concerns expressed in our Merger Order.

     The California Commission approved the merger after adopting and undertaking to enforce certain mitigation measures. n12 It notes in its order n13 that it has adopted rules governing transactions between affiliated natural gas local distribution companies and electric utilities and their affiliates who market energy and energy-related services. These rules are designed to foster competition and to protect consumers, focusing particularly on cross-subsidization (in which a utility's customers subsidize an affiliate of the utility).

n12 Decision 98-03-073, March 26, 1998 (California Decision). The conditions imposed by the California Commission are attached as Appendix A to our order.

n13 California Decision at 9-10.

     With regard to the effect of the merger on competition, specifically vertical market power, the California Commission examined the Remedial Measures submitted by the Applicants and concluded that Applicants have met the requirements of this Commission's Order No. 497. n14 To ensure compliance, the California Commission set up a verification process to be carried out by an independent firm.

n14 California Decision at 67-68.

     The California Commission also required that SoCalGas divest its options to purchase certain pipelines (the Kern River and Mojave pipelines) that provide the only competition to SoCalGas. It did so because it believed that competition in natural gas transportation provides benefits to consumers, and if SoCalGas exercised its options to buy these pipelines, there would be no competition at all in the relevant market.

     The Applicants then made a filing with this Commission n15 in which they asked for final approval of the merger. Certain intervenors argue in response that the Commission should not approve the merger because the conditions imposed by us and by the California Commission and the other changes in circumstances do not resolve the problems with the merger. Their arguments are discussed below. n16

n15 Filing of April 2, 1998. The Commission published notice of the filing and provided an opportunity for comments. 63 Fed. Reg.
18,396 (1998).

n16 We will discuss these arguments as rehearing arguments insofar as these intervenors (who earlier sought rehearing) argue not that the California Commission did not do what we said was necessary, but that our Merger Order did not address the full extent of the market power that could be exercised by the merged company.

II. Issues

A. Rehearing Issues: Whether Our Merger Order Adequately Addressed Market Power Concerns

1. Arguments

     On rehearing, several parties argue that the conditions we imposed in the Merger Order would not mitigate the merged company's market power. For example, SoCal Edison argues n17 that the Commission failed to recognize several kinds of anticompetitive behavior in which the merged company could engage. It says that the Commission focused entirely on the possibility of discrimination that would favor SDG&E's gas-fired generation and argues that there would also be opportunities for market manipulation that would not involve such discrimination. For instance, the merged company would benefit from higher rates for electric power across the board. It could use its market power over delivered gas services to raise the cost of gas-fired generation to everyone, including SDG&E. Since spot market prices in the California Power Exchange (PX) n18 will be set by the marginal generating unit, which will generally be gas-fired, this would raise the revenues of marginal and infra-marginal generating units. n19

n17 SoCal Edison's Request for Rehearing at 8-21. Similar arguments are raised by others, including Power Pool.

n18 We authorized establishment of the PX after our Merger Order was issued. Pacific Gas and Electric Company, San Diego Gas and Electric Company, and Southern California Edison Company, 77 FERC P61,204 and P61,265 (1996), 81 FERC P61,122 (1997); 81 FERC
P61,122 (1997).

n19 Infra-marginal units are those with marginal costs below the market-clearing price.

     SoCal Edison describes a number of ways in which the merged company could use its monopoly power in delivered gas services to cause the effects described above even without discriminating in favor of SDG&E. It argues that in addition to controlling intrastate transportation to gas-fired generators and owning all the storage in Southern California, the merged company would be the dominant gas purchaser in the region. The combination of dominating gas demand (gas flowing on the Southern California pipeline system) and controlling gas storage would allow the merged company to manipulate the gas system in a variety of ways. For instance, SoCalGas decides where and when storage injection and withdrawal will occur, which affects the price of gas. The merged company's control of gas demand would enable it to manipulate the release of interstate pipeline capacity and to force other users to renominate gas shipments at an increased cost.

     SoCal Edison and others express concern that the merged company could manipulate financial markets, even inhibiting the growth of a secondary market for contracts written against the spot market. Several parties argue that the only information SoCalGas would need to manipulate the price of gas would be an affiliate's (such as the Joint Venture's) publicly posted position in the electricity futures or derivatives markets. SoCalGas could increase or decrease competing generators' delivered gas costs to increase or decrease electricity prices in the California PX and, therefore, the value of affiliates' long or short positions. They say that an alternating sequence of long and short positions could be made profitable without affecting the average price of either gas or power over that period. n20 Power Pool argues that the similar outcomes would result from SoCalGas using non-public insider information regarding real-time system operations and customer activities (not prohibited by the remedial conditions) to advantage itself or its affiliates in the energy commodity derivatives markets. n21

n20 SoCal Edison filing of July 25, 1997 at 18-19; Public Power
Authority filing of July 25, 1997 at 20. Public Power Authority refers only to" forward" positions.

n21 Power Pool filing of July 25, 1997 at 3. Such insider information would originate from combining the gas procurement functions of SDG&E's UEG with the retail functions of SDG&E and SoCalGas.

     According to SoCal Edison, n22 these manipulations of the market would not be overtly discriminatory and would not be checked by the remedial measures the Commission envisioned in the Merger Order. The Commission wrongly assumed that reporting requirements and standards of conduct that are sufficient to check monopoly power in the intrastate natural gas market are also sufficient when applied to the interstate market. SoCal Edison argues n23 that the code of conduct requirement is inadequate because: (1) it cannot prevent SoCalGas from acting "on the basis of its knowledge of its affiliate's general positions" n24 ; and
(2) the 24-hour period during which SoCalGas may make discounts available to its affiliates and not to others is too long, in view of the speed with which the spot electricity market will move.

n22 SoCal Edison filing of July 25, 1997 at 8-9, 39-44.

n23 SoCal Edison filing of July 25, 1997 at 30-31.

n24 Id. at 30, citing Graves Affidavit P 41.

     SoCal Edison argues that structural remedies are needed.
SoCalGas should divest its intrastate gas transmission and storage facilities, and SDG&E should divest its gas distribution assets.

     SoCal Edison says that the remedies we envisioned in our Merger Order contain many weaknesses. n25 The marketing affiliate rules are inadequate because SoCalGas can still manipulate the price of and access to gas delivery services without disclosing information to its affiliates by means of the following tools: (1) access to nonpublic operational information (such as daily receipt point capabilities and flow constraints); (2) intrastate access (flexibility to determine which gas will flow and under what conditions); (3) pricing and availability of intrastate services (latitude in pricing hub services and in discounting other services); (4) core procurement behavior (operation of SoCalGas's market area storage that is directly connected to its intrastate transportation system); and (5) interstate access and its effect on the border price (control over the amount of capacity available on the secondary interstate capacity market, which affects the price of transportation capacity to the border of Southern California).

n25 Id. at 21-32.

     Imperial argues n26 that we correctly identified the major concern with the merger -- SoCalGas's dominant position as a supplier of delivered gas services -- but that the conditions we envisioned are inadequate. The Commission should have focused the remedies directly on wholesale electricity markets instead of on the potential for SoCalGas to discriminate in favor of SDG&E. Specifically, we should have adopted remedies "that operate directly on the ability of the merger applicants to control prices in the relevant wholesale bulk markets,...." n27 We also could have convened a federal-state board under FPA section 209(b). Finally, we could have simply disapproved the merger.

n26 Imperial Request for Rehearing at 3-10.

n27 Id. at 8.

     Public Power Authority argues n28 that we did not recognize certain anticompetitive effects of the proposed merger. It says that we failed to look at the effect of the merger on the "energy services or Btu market." The primary reason for the merger is to enable the merged company to participate in this market. While we recognized a possible effect on the energy services market, n29 according to Public Power Authority, we incorrectly assumed that this was a retail matter only.

n28 Public Power Authority's filing of July 25, 1997 at 3-13.

n29 79 FERC at 62,566 (recognizing that to the extent gas and electricity compete, the merger would eliminate a competitor).

     Public Power Authority also argues that we overlooked the effect of the corporate realignment on the wholesale component of the energy services (Btu) market. It argues that Btus are substitutes in wholesale markets, since Power Authority members compare the cost of self-generating from gas-fired generation for resale to their retail customers with the cost of purchasing electricity in the wholesale market. n30 Absent the merger, Power Authority argues that SoCalGas would be SDG&E's principal competitor in the wholesale energy services market in southern California. With the merger, the Applicants could raise the price of gas when gas-fired generation is on the margin in the PX. An increase in gas prices could increase the price of electricity to Power Authority members, regardless of whether they self-generate or purchase electricity at wholesale. Power Authority offers analysis showing that post-merger, the Applicants would have a 56 percent share of the market in Btus in southern California and that the merger would produce a change in HHI of almost 1000, for a post-merger HHI of 3700. n31 Finally, Public Power Authority argues that even if the energy services market is retail only, this Commission should consider the effect of the merger on this market.

n30 Public Power Authority's filing of March 28, 1998 at 8.

n31 Id. 9-10.

2. Resolution

     As noted in the previous section, intervenors are concerned that the Commission failed to address the full range of competitive effects of the proposed merger, including: the effects of combining gas procurement functions; the effects on financial (energy commodity derivatives) markets; and the effects on the energy services market. The Commission does not agree, for two reasons. First, each of these arguments describes the very same concern that the Commission addressed and discussed remedies for in the Merger Order, that is, that raising the cost of delivered gas would adversely affect prices and competition in the downstream electricity markets in southern California. Second, the proposed divestiture of SDG&E's gas-fired generation largely moots the competitive concerns associated with the effects of combining gas procurement functions and the effect of the proposed merger on the energy services market. This is because the divestiture significantly lessens the incentive for the merged company to raise the cost of delivered gas and, therefore, electricity prices.

a. Combination of Gas Procurement Functions

     Certain intervenors are concerned about the competitive implications of combining SoCalGas's and SDG&E's gas procurement functions. They argue that this would enhance the merged entity's ability to manipulate delivered gas prices and, therefore, electricity prices in southern California. They are concerned that the conditions imposed by the California Commission do not address how the merged company could raise gas prices in such a way as to disadvantage (while not necessarily discriminating against) non-affiliated users through the manipulation of storage and gas transportation services.

     The Commission believes that we have addressed this competitive concern in the Merger Order. First, as we noted above, the mechanism by which prices and competition in the downstream electricity market would be adversely affected by the combination of gas procurement functions is the same mechanism the Commission described and proposed remedies for in the Merger Order. The second remedial condition is, in part, designed to address situations in which the merged company's actions could have a detrimental effect on competition in the downstream electricity market without overtly discriminating against competing generators. n33 The condition accomplishes this by requiring the merged company to set up an information "firewall" between the upstream affiliate, SoCalGas, and downstream affiliates with an electric power merchant function. Without such a "firewall," SoCalGas could transfer competitively sensitive information to downstream generation affiliates, thereby "chilling" competition in the downstream electricity market.

n33 See Order 497 restrictions, discussed below.

     Second, the planned divestiture of SDG&E's gas-fired generation will largely resolve this concern. Without the need to purchase gas for SDG&E's electric generators, there will be fewer gas purchases to" consolidate" (and those remaining would largely be limited to SoCalGas's retail and SDG&E's retail components). Even with such a consolidation, the divestiture largely removes the incentive for the merged company to manipulate gas prices, since it will have less marginal and inframarginal capacity on which to collect higher downstream revenues. We discuss the divestiture question in more detail in Section D, below.

b. Financial Markets

     Certain intervenors argue that the merged entity could manipulate gas prices to ensure the profitability of affiliates' positions in the energy commodity derivatives markets. For example, SoCal Edison contends that manipulating the electricity futures market could result in corresponding changes in the spot electricity markets and hamper the growth of the secondary market for contracts written against the spot market. We have already addressed any competitive aspect of this issue in our Merger Order. Again, the argument regarding the energy commodity derivatives market describes the same mechanism (manipulation of delivered gas prices to adversely affect prices and competition and therefore profit in the downstream electricity market) that we described and discussed remedies for in the Merger Order.

     We are also skeptical that the merged company could profit from manipulating gas prices to ensure the profitability of affiliates' positions in the derivatives markets. No intervenor provides any analysis supporting the contention that such a scheme would prove profitable. Also, these intervenors themselves recognize that such a scheme would require the systematic manipulation of gas prices by SoCalGas. n34 Such manipulation is tantamount to manipulation of the commodity markets, an abuse that is subject to the jurisdiction of other agencies. n35

n34 SoCal Edison implicitly recognizes this requirement when it states that an alternating sequence of long and short positions could be made profitable without affecting the average price of either gas or power over that period. SoCal Edison at 19.

n35 The Commodity Exchange Act, enforced by the Commodity Futures
Trading Commission, prohibits market manipulation of the type envisioned by the parties.

     Finally, it is incorrect to state, as do some of the intervenors, that the only information needed to implement the strategy they envision is publicly posted. Individual positions in the futures markets are not publicly posted. What are periodically posted, under the requirements of the Commodity Exchange Act, are numbers of contracts and traders. n36 Therefore, it would not be possible for SoCalGas to manipulate gas prices based only on publicly posted positions of its affiliates. Instead, it would require the transfer of information between affiliates, and we concur with the California Commission's position on the transfer of inside information: "we will not presume that officers of the merged company are prepared to conspire to violate criminal statutes. . . ." n37

n36 Trading reports can be obtained from the Commodity Futures
Trading Commission, Department of Economic Analysis web site.

n37 California Decision at 64.

c. Energy Services Market

     Public Power Authority argues that we failed to address the competitive effect of the merger on the retail and wholesale components of the energy services (Btu) market. We have already addressed the competitive implications of this argument in our Merger Order. Public Power Authority's argument is essentially that the merged entity can raise gas prices to adversely affect prices and competition in the downstream electricity market. Public Power Authority simply recasts this vertical market power concern as a" horizontal" effect of the merger by which a supplier of Btus is eliminated as a result of the merger. It says that the proposed merger would eliminate a competitive supplier of Btus, potentially enabling the merged company to withhold Btus from the market, raising the price of Btus and, therefore, of electricity. n38 The Commission addressed and discussed remedies for this in the Merger Order.

n38 For example, price competition in the pre-merger Btu market would produce lower delivered gas prices (increasing the attractiveness of self-generating) and lower electricity prices (increasing the attractiveness of purchasing electricity). Whether higher electricity prices would be likely to result depends on the extent to which customers could turn to other sellers of Btus to avoid a price increase, including switching to other (gas and non-gas) fuel suppliers to purchase Btus and switching to other suppliers to purchase Btus in the form of electricity.

     Moreover, the Btu market concentration analysis offered by Public Power Authority does not explicitly address the effect of the merger on the wholesale energy services market and, therefore, does not support its argument regarding the effect of the merger on the wholesale energy services market. n39 Moreover, with the planned divestiture, SDG&E's generation will remain a non-affiliated (independent) competitor in the wholesale energy services market. Therefore, the proposed merger will bring about no significant change in concentration in the wholesale energy services market.

n39 Public Power Authority Protest and Motion to Intervene and Consolidate, Exhibit 1, at 9-13. Data from which SoCalGas's Btu market share is calculated include sales to non-utility end-use (retail) customers in California. Data from which SDG&E's Btu market share is calculated include both retail and wholesale electricity sales.

     Finally, as to whether we abdicated our responsibility under section 203 by leaving competitive issues associated with the retail component of the energy services markets to the California Commission, we note that we explained in our Merger Order that as a retail issue, this would be more appropriately addressed by the California Commission, which did not request our assistance. Public Power Authority has provided no reason why we should depart from the policy set forth in our Merger Policy Statement, where we said that we will only consider retail issues when the affected state lacks authority to do so and raises concerns. n40

n40 Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (1996), FERC Statutes & Regulations P 31,044 (1996), order on reconsideration, 78 FERC P61,321 (1997) (Merger Policy Statement). As we stated in Baltimore Gas & Electric Company and Potomac Electric Power Company, 79 FERC P61,105 at 61,115 (1997), the effect of a merger on retail competition merits consideration, but is appropriately addressed by the state and District of Columbia commissions.

C. Rehearing Issues: Whether Commission's Reliance on State-
Imposed Remedies is Improper

1. Arguments

     Several intervenors n41 argue that the Commission has ample legal authority to order the remedies envisioned in the Merger Order and that we should have directly required these (or other) remedies as conditions of approving the merger rather than leaving it to the California Commission to impose them. For example, Vernon argues n42 that under the FPA, we cannot defer to a state the implementation of remedies that are necessary to meet the federal standard that the merger be consistent with the public interest. While Vernon recognizes that there is "overlapping" state and federal jurisdiction, n43 this should not prevent us from exercising our authority to impose and enforce the remedies directly. The fact that SoCalGas is not under our jurisdiction does not mean that we lack authority to order remedies to address our concerns about the merger. Vernon argues that our reliance on remedies imposed by the California Commission is an impermissible delegation of our regulatory responsibilities to a state agency, citing several court decisions on delegation of an agency's duties.

n41 These include Vernon, SoCalEdison, and Public Power Authority.

n42 Vernon Request for Rehearing at 6-17.

n43 Id. at 7. Similar arguments were raised by Public Power
Authority, among others.

     Even if the reliance on the state can be defended legally on the grounds that this Commission intended to review the state's remedies to ensure that our goals are met, Vernon argues that, as a matter of policy, we should not adopt such an approach. It says that this approach is inefficient and puts the Commission in the position of either "rubber-stamping" the state's decision or possibly coming into conflict with the state.

     Vernon also argues that our reliance on the California Commission to impose remedies could be construed as an attempt to induce a change in the state's regulatory policies. It argues that it is "inappropriate and, in some circumstances, unlawful" n44 for the federal government to attempt to impose its policies on a state agency that has a different statutory mandate. Similarly, Imperial Irrigation argues n45 that this Commission cannot "commandeer" the State's processes, citing several cases in which courts struck down such actions. n46

n44 Vernon Request for Rehearing at 15, citing Altamont Gas
Transmission Company v. FERC (Altamont), 92 F.3d 1239 (D.C. Cir.
1990). Similar arguments were raised by other intervenors.

n45 Imperial Request for Rehearing at 12-16.

n46 Id. at 12-14, citing Hodel v. Virginia Surface Mining &
Reclamation Assoc., Inc. (Hodel), 452 U.S. 264 (1981); New York v. United States (New York), 505 U.S. 144 at 168 (1991), and Printz
v. United States (Printz), 117 S. Ct. 2365 (1997).

2. Resolution

     To some degree, these issues are moot, now that the California Commission has actually imposed conditions on the merger and undertaken to enforce them. If the State had imposed its conditions before the Applicants filed their section 203 application here, we certainly could have taken those state-imposed conditions into consideration when deciding whether to approve the merger. Thus, we need not decide whether we would have had legal authority to impose the conditions directly ourselves; the California Commission has now imposed the conditions, and we need to decide only whether those conditions (and other changes in circumstances) are sufficient to assure us that the disposition of jurisdictional facilities is consistent with the public interest.

     We do not agree that our reliance on the State's conditions impermissibly delegates our responsibilities to the State. We have reviewed the California Commission's conditions and are satisfied that (with one change to those conditions) the disposition of jurisdictional facilities will be consistent with the public interest. We will not presume that the Applicants will not comply with the conditions or that the State will not enforce them. Moreover, we retain authority under FPA section 203(b) to issue any supplementary order that is necessary or appropriate.

     The cases cited by Vernon do not undermine our determination. In Assiniboine, n47 the court considered whether a federal agency could have improperly abdicated its responsibility to a state agency. While the Court of Appeals held that the District Court improperly dismissed the case and that there was, in fact, a justiciable controversy, the facts were entirely different from those in this case. The state agency to which the federal agency deferred had no jurisdiction over the subject, while the federal agency had a fiduciary duty and had to meet the strict standard applicable to a trustee. Moreover, the court accepted as true for purposes of deciding whether the case should be dismissed the plaintiff's claim that the federal agency made no independent review of the state agency's recommendation.

n47 Assiniboine and Sioux Tribes of the Fort Peck Indian
Reservation v. Board of Oil and Gas Conservation of the State of Montana, 792 F.2d 782 (9th Cir. 1986).

     Likewise, the facts in Sierra Club v. United States Army Corps of Engineers (COE) n48 were entirely different. There, the court held that a federal agency cannot simply delegate its responsibilities under the National Environmental Policy Act
(NEPA) to a state agency. It specifically noted in COE that the federal agency had done no independent evaluation whatsoever of the state's action. Moreover, as Vernon itself admits, many other cases find that there is no improper delegation when the federal agency independently reviews the state action. n49

n48 701 F.2d 1011 (2d Cir. 1983).

n49 Save Our Wetlands Inc. v. Sands, 711 F.2d 634 (5th Cir. 1983) (no abdication of agency responsibility where agency independently reviewed consultant's work, rather than "rubber-stamping" it); Sierra Club v. Lynn, 502 F.2d 43 (5th Cir. 1974), cert. denied, 421 U.S. 994 (1974) (similar).

     We have not simply delegated our responsibility to the California Commission. n50 Rather, consistent with the cases cited by Vernon, in our prior order we deferred the specific terms by which remedies were to be accomplished to another agency that does have jurisdiction over the subject matter, and in this order we independently review that agency's remedial measures. n51

n50 We also note that the court expressed concern that the state agency involved had its own goals and that in its effort to obtain federal approval of the project at issue, the state might make self-serving assumptions in its preparation of NEPA documents. In fact, the court found that the NEPA document at issue was entirely inadequate.

n51 79 FERC at 62,565.

     We also do not agree that the Merger Order was an attempt to "commandeer" the State's processes. While SoCal Edison states that the California Commission "responded to the Commission's mandate" by instituting a hearing on the merger application, n52 this Commission did not mandate that the California Commission do anything. Rather, we concluded that if applicants committed to the remedial mechanisms discussed in our order and if the California Commission accepted those remedial mechanisms that were in its jurisdiction, the proposed merger would be consistent with the public interest. n53 We note that the California Commission was not acting merely in response to a Commission order. It has authority and responsibility under state law to review the merger.

n52 Filing of April 22, 1998 at 3.

n53 79 FERC at 62,565.

     The California Commission was entirely free not to adopt the conditions that this Commission found would be necessary for it to approve the merger. n54 Thus, far from being coercive, our actions were designed to serve the interests of comity and efficiency in the use of regulatory resources. The Merger Order was not an attempt to improperly induce a change in the State's policies or to improperly influence the outcome of the California proceeding, as Vernon suggests. n55

n54 The cases Imperial cites involve Tenth Amendment challenges to Federal legislation and they do not support its argument that we "commandeered" the state process. For example, in Hodel, the court examined a federal statute that directly regulated surface mining but that also encouraged the states to adopt their own programs by allowing the states to regulate surface mining as long as the states adopted requirements that met the federally-established minimum requirements. The court held that this federal statute did not commandeer the states' legislative processes. The New York case illustrates what does constitute an improper commandeering of the states' processes. In that case, the court struck down federal legislation that ordered the states to implement federal standards on radioactive waste. The court held that while Congress could itself directly regulate radioactive waste, it could not force the states to do so. The court contrasted that statute with the one upheld in Hodel, which merely encouraged the states to adopt certain standards. The Printz case makes a similar point.

n55 The Altamont case also does not support Vernon's position. Our Merger Order was not an improper attempt to induce a change in the State's policies in a matter beyond our jurisdiction, as was the case in Altamont.

C. Compliance Issues: Whether Concerns Commission Expressed in
Merger Order Have Now Been Met

     In the California Commission proceeding dealing with the merger, Applicants proposed 23 Remedial Measures. The California Commission adopted conditions that incorporated (with revisions) these Remedial Measures and added two other commitments. n56 It undertook to enforce the mitigation measures envisioned by this Commission and says that it will create an independent verification process. The California Commission stated that it was confident that Applicants would comply with any changes required by this Commission. n57

n56 The California Commission's conditions are set forth in Appendix A to this order.

n57 California Commission decision at 67.

1. Arguments

     Applicants argue n58 that the concerns we expressed in the Merger Order have now been met. They say that: they have filed the required codes of conduct for SDG&E and Enova Energy; n59 they have agreed to apply the standards of the Commission's Order No. 497 to SoCalGas; SoCalGas is operating GasSelect as an interactive same-time reservation system; SDG&E and Enova Energy are buying gas transportation from SoCalGas for electric generation separately from that bought for other purposes; and the California Commission has required SoCalGas to post on GasSelect its use of pipeline capacity to fill storage. The Applicants also point to the planned divestiture of SDG&E's generation and power purchases and several other measures not required by our Merger Order, including the functional unbundling of SoCalGas' operations and procurement functions and its commitment to get the California Commission's approval before offering transportation discounts to its affiliates.

n58 Filing of April 2, 1998.

n59 Applicants refer to Enova Energy's filing of a revised code of conduct in Docket No. ER96-2372-008 and a code of conduct for SDG&E as part of a section 203 application filed by SDG&E, Enova Energy and AIG Trading Corporation (AIG). AIG is being acquired by a joint venture owned equally by Pacific and Enova. The Commission approved the acquisition subject to the same conditions imposed in our Merger Order. San Diego Gas & Electric Company, Enova Energy, Inc. and AIG Trading Corporation, 81 FERC P61,410 (1997), reh'g pending.

     SoCal Edison argues that the Applicants did not fully comply with what we required. It identifies several provisions in the conditions that it claims can easily be abused. For instance, Conditions 1, 8, and 18 require equal treatment for "similarly situated" non-affiliated shippers, but do not define this term, and SoCalGas could construe it to mean "identically" situated. Condition 8 says that SoCalGas must offer "comparable" discounts to non-affiliates, but does not define that term. Moreover, our Merger Order said that SoCalGas must maintain its EBB, GasSelect, as a same-time information system, but SoCalGas proposes to use it as a same-day system. Thus, SoCalGas would be able to withhold information from non-affiliates for some number of hours. Moreover, all the conditions would be difficult to monitor and enforce, SoCal Edison says.

     SoCal Edison also faults the absence of detailed procedures for ensuring compliance with the Order No. 497 restrictions referred to in condition 9-I and believes that procedures outlined in condition 14-N for auditing communications between Operations and shippers on the system, including Gas Acquisition, are unworkable. In addition, it criticizes the lack of detail needed to ensure effective monitoring and enforcement and to investigate and resolve complaints.

     Imperial argues that the California Decision does not fully implement the remedies set forth in our Merger Order. n60 It points out that our Merger Order says that in order to mitigate the market power created by the merger, the Order No. 497 restrictions would have to be expanded to address the potential for abuse of any of the affiliated relationships within the merged company. n61 According to Imperial, four conditions imposed by the California Commission do not apply to the entire corporate family. The restrictions are limited to "marketing" affiliates and SDG&E and should be expanded to cover any present or future affiliate that has a gas or electric merchant function. Moreover, conditions 5 and 6 restrict only disclosure of information by SoCalGas to its affiliates. Likewise, Imperial argues that these conditions should be expanded to be reciprocal among SoCalGas and marketing affiliates engaged in a gas or electric merchant function. n62

n60 Filing of April 22, 1998 at 6-15.

n61 79 FERC at 62,565.

n62 Imperial cites the Commission's recent Notice of Proposed Rulemaking, Revised Filing Requirements Under Part 33 of the Commission's Regulations, 83 FERC P61,027 at fn. 59 (1998), where we expressed concern over the many possible types of anticompetitive coordination, particularly involving the passing of information among affiliates.

     Finally, Imperial argues that the conditions imposed by the California Commission do not meet our requirement that SoCalGas's EBB, GasSelect, be operated as a same-time information and reservation system. It says that the Commission could not have meant that it would be acceptable for SoCalGas to simply keep operating GasSelect as it has done in the past. Imperial argues that the Applicants' operation of GasSelect does not offer truly equal access to information on discounting; not only is the information not released contemporaneously, but the information that would be posted is inadequate in several respects. For instance, Remedial Measures 16 and 13 contain an ambiguous, open-ended provision that a seven-day delay in posting is permitted for information exchanged between SoCalGas's Gas Operations and Gas Acquisition where necessary for reliability and system balancing. Imperial also identifies Remedial Measures No. 8 and 15 as inadequate.

2. Resolution

a. Order No. 497 Restrictions

     To satisfy the requirement that they adopt restrictions on the sharing of information, Applicants rely on conditions A through K imposed by the California Commission. They note that the California Commission stated that it "has the authority and shall enforce SoCalGas's compliance with [FERC] Order No. 497 . . . ."
n63

n63 California Decision at 146.

     The Commission does not believe that the applicability of the restrictions to marketing affiliates and the gas or electric merchant function of SDG&E meets our objective. Non-marketing affiliates with electric merchant functions with the exception of SDG&E would be exempt from conditions 3-C, 5-E, 6-F, 8-H. Our concern is that any transfer by SoCalGas of competitively-sensitive information to its downstream electric generation affiliates could adversely affect competition in the downstream electricity market. Therefore, we grant Imperial Irrigation's request regarding the affiliates that are addressed in conditions 3-C, 5-E, 6-F and 8-H and direct Applicants to modify these conditions to apply to any affiliate in the corporate family with an electric power merchant function. n64

n64 In Morgan Stanley, 72 FERC P61,082 at 61,436-7 (1995), the Commission announced that for public utilities that are not exempt wholesale generators (EWGs), it would, for purposes of Part II of the FPA, define "affiliate" as that term is defined in section
161.2 of the Commission's regulations, 18 C.F.R. sec. 161.2 (1997). Public utilities that are EWGs must define an "affiliate" for purposes of evaluating EWG rates as set forth in section 2(a) of the Public Utility Holding Company Act. If the merged company has any questions about whether an entity in which it has an ownership interest falls within the definition of affiliate, it may seek a declaratory order from the Commission.

     We disagree that allowing certain communications relating to system reliability and balancing service between Gas Operations and Gas Acquisition to be posted up to seven days after the fact, is an unwarranted exception to the contemporaneous posting requirement. We note that SoCalGas is obligated under condition 9-I to file procedures with the California Commission that will enable shippers and the California Commission to determine whether SoCalGas is complying with Order No. 497 requirements. The California Commission has determined that it has the authority to enforce all of the conditions. This includes authority to adopt necessary enforcement procedures. We also have continuing authority under section 203(b) to ensure compliance.

b. Codes of Conduct

     We find that with certain revisions, the codes of conduct will comport with the standards applicable to affiliated public utility marketers. n65

n65 Applicants should also file the revised codes of conduct as a supplement to Enova Energy's market-based rate schedule and as an amendment to SDG&E's market-based power sales tariff. SDG&E recently received conditional market-based rate authority. See pacific Gas and Electric Company, et al., 81 FERC P61,122 at 61,537 (1997).

     The revisions that are necessary are in sections 2 and 4 of both codes of conduct. Section 2 in each code of conduct addresses information-sharing requirements. Enova Energy and SDG&E agree to abide by the Standards of Conduct established in Order No. 889. n66 However, pursuant to our rulings in other market-based rate authority cases, the Commission believes it is necessary for each code of conduct to also separately provide that to the fullest extent possible, the employees of Enova Energy and SDG&E will operate independently of each other. n67

n66 Codified at 18 C.F.R. sec. 37.1 - 37.4. The purpose of this part of the regulations is to ensure that potential transmission customers receive access to information that will enable them to obtain transmission service on a non-discriminatory basis from any transmission provider.

n67 See Illinova Power Marketing, Inc., 79 FERC P61,010 at 61,066-67 (1977); Energis Resources Incorporated, 79 FERC P61,170 at
61,796 (1997); and Horizon Energy Company, 81 FERC P61,368 at
62,750-51 (1977).

     Section 2.B of each code of conduct prohibits sharing between SDG&E and Enova Energy (or between SDG&E and any electric marketing affiliate) of information concerning "possible wholesale power transactions (e.g., customer information), unless such information is publicly available or simultaneously made publicly available." The Commission is concerned that the reference to "possible wholesale power transactions" may be viewed as a limit on the type of information covered by the provision. As we have concluded previously, "any communication between the two concerning the utility's power or transmission business ..." is subject to this requirement. n68 The requirement applies to any communication concerning power or transmission business, present or future, positive or negative, concrete or potential. n69 Both codes of conduct are to be revised accordingly. Also, to eliminate any ambiguity, section 4.B of SDG&E's code of conduct must be revised to require SDG&E to make available "simultaneously" any non-public market information it provides to its marketing affiliates.

n68 UtiliCorp United, Inc., 75 FERC P61,168 at 61,557 (1996)
(emphasis added).

n69 See 79 FERC at 61,796 and Unitil Power Corp., et al., 80 FERC
P61,358 at 62,226 (1997).

     With respect to brokering, section 4 of Enova Energy's code of conduct provides that Enova Energy will attempt to broker SDG&E's power first before offering its own wholesale power on the condition that SDG&E's power is not more costly than Enova Energy's own wholesale power. Consistent with Wholesale Power Services, n70 this provision must be revised to provide that any SDG&E power available for brokering will be offered first, irrespective of its cost relative to cost of other power Enova Energy is offering for sale.

n70 72 FERC P61,284 at 62,226-27 (1995).

     Also with regard to brokering, while we note that section 4 of SDG&E's code of conduct provides that SDG&E will not pay any brokerage fee or commission to any electric marketing affiliate and that SDG&E will use non-affiliated brokers for wholesale power transactions when opportunities arise, Enova Energy's code of conduct lacks parallel provisions. Enova Energy must amend its code to provide that it will not accept fees or commissions from SDG&E and that its brokerage arrangements with SDG&E allow SDG&E to use other brokers as opportunities arise.

c. Electronic Bulletin Board (EBB)

     Condition 20-T, imposed by the California Commission, provides that SoCalGas shall continue to maintain an EBB that is an interactive same-day reservation and information system and that when SoCalGas is required to post information on the GasSelect EBB, the information shall be posted within one hour of an executed transaction or the receipt and/or transmission of any relevant information. Applicants state that with this condition, GasSelect is operating as an interactive same-time reservation system.

     Both SoCal Edison and Imperial contend that SoCalGas's EBB does not comply with the Commission's requirement for a same-time reservation and information system, since Applicants admit that data are not actually posted at the same time they are generated or used by SoCalGas and its affiliates. According to SoCal Edison, GasSelect compounds the deficiencies of Order No. 497 restrictions in preventing discrimination by failing to specify when a non-affiliated shipper would learn of any potentially preferential treatment by SoCalGas to an affiliate. SoCal Edison asserts that SoCalGas could exercise its discretion in timing of release of information to deny "comparable" terms on the basis that the time lapse prevents the affiliate and non-affiliates from being "similarly situated."

     Imperial also argues that rather than simply requiring a continuation of the status quo operation of the EBB, the Merger Order's use of "same-time" must have contemplated more than the usual Order No. 497 end-of-day posting requirement for information required to be posted contemporaneously. Imperial suggests that the Commission appears to have intended that some Order No. 889-A requirements be added, such as posting communications concerning discounting. n71 As Imperial views condition 8-H, it does not actually require the EBB posting of notification of availability of a comparable discount for non-affiliated shippers. Finally, Imperial contends that condition 13-M's statement that communications between Gas Acquisition and Gas Operations are to occur "preferably" through the EBB calls into question whether SoCalGas will actually be operating a same-time reservation and information system in practice.

n71 See Open Access Same-Time Information System and Standards of
Conduct, Order No. 889-A, 62 Fed. Reg. 12,484 (March 14, 1997),
FERC Stats. & Regs. (Regulations and Preambles 1991-1996) P 31,049 at 30,562, order on reh'g, Order No. 889-B, 81 FERC P61,253
(1997).

     The Commission finds that conditions 9-I, 13-M and 14-N will allow the California Commission to resolve concerns about any communications that occur outside the EBB. The California Commission states that it has authority to ensure compliance with each of the conditions and that it can develop detailed procedures to enforce the measures, as necessary. We further note that under condition 17-Q, SoCalGas is required to propose to the California Commission in an upcoming Gas Industry Restructuring proceeding certain provisions that may clarify the nature of communications between Gas Acquisition and Gas Operations to be conducted outside the EBB. In addition, while communications necessary to provide system reliability and balancing services are not restricted between Gas Operations and Gas Acquisition, all such communications are to be posted and will be available for scrutiny.

     Concerns similar to those expressed by Imperial and SoCal Edison about the availability or posting of information regarding gas transportation discounts as required by condition 8-H were addressed in Order No. 566-A. n72 There, shippers had sought to have offers of discounts posted on the EBB during negotiations, in addition to posting the final offer. The Commission struck a balance between providing for disclosure of affiliate discount information and the preservation of competition between affiliates and non-affiliates. Under Standard H of the Order No. 497 requirements, a pipeline is obligated to make discounts offered to affiliates contemporaneously available to non-affiliates. The Commission determined that the 24-hour posting requirement after gas first begins to flow was adequate to allow a non-affiliate to examine whether a denial of a discount to it is discriminatory. Here, as the California Commission points out, Applicants have agreed to seek prior approval from the California Commission of any transportation rate discount offered to any affiliated shipper (Remedial Measure 19-S). Applicants have also committed to posting such information within one hour of an executed transaction (Remedial Measure 20-T). We believe that these conditions achieve sufficient timeliness with respect to information flow and communication to resolve discrimination concerns. Intervenors have presented no new arguments that would cause us to alter this conclusion.

n72 Standards of Conduct and Reporting Requirements for Transportation and Affiliate Transactions, Order No. 566-A, 59
Fed. Reg. 52,896 (October 20, 1994), FERC Statutes & Regulations,
Regulations Preambles 1991-1996 P 31,002 at 31,123-27, order on rehearing, 69 FERC P61,334 (1994).

d. Separation of Gas Purchases

     The California Commission imposed condition 18-R, which requires that SDG&E and any affiliate of SoCalGas shipping gas on the systems of SoCalGas and/or SDG&E use the GasSelect EBB to nominate and schedule gas used in electric generation separately from other gas it ships on either system. Condition 18-R also provides that such gas will be transported under rates and terms no more favorable than those available to similarly-situated non-affiliated shippers for transporting gas used in electric generation. Applicants state that SDG&E and Enova Energy are currently purchasing gas transportation from SoCalGas in accordance with these requirements. n73

n73 In their February 12, 1998 motion for a supplemental order (at p. 11, note 14), the Applicants indicate that they have filed with the California Commission a tariff establishing non-discriminatory transportation service to the interconnection points between SoCalGas and SDG&E. According to the Applicants, this tariff permits any shipper on both SoCalGas and SDG&E to obtain transportation from SoCalGas on the same terms as does SDG&E's electric generation load.

     The Commission finds that condition 18-R complies with our requirement. We note there will be a continued need for this requirement, despite SDG&E's commitment to divest its gas-fired generation. Under the consent decree, neither SDG&E nor any affiliate is prohibited from acquiring additional gas-fired generating capacity in the future, although a cap is placed on the amount of capacity that can be acquired. n74

n74 The Final Judgement (which was attached to the Applicants' March 10, 1998 filing) provides generally in section V.B.1 that the Applicants can acquire or control California generation facilities only if they do not own or control more than 500 MW of capacity in such facilities. Section V.C. sets forth certain exceptions to this limit.

e. Advance Posting of Information on GasSelect

     We required that SoCalGas publicize in advance on the GasSelect EBB its planned use of pipeline capacity to fill storage. Under condition 21-U, SoCalGas is to post daily on the GasSelect EBB information for the day pertaining to estimated gas receipts by receipt point, necessary minimum flows at each receipt point, estimated system send out, estimated storage injections and withdrawals, and estimated day-end system underground storage. Actual data on gas receipts and net storage injections and withdrawals are to be posted within one hour. Condition 22-V requires SoCalGas to post daily similar following next-day information, including capacity available at each receipt point, total confirmed nominations by receipt point, estimated system storage injections and withdrawals, estimated as-available storage capacity, and the status of system balancing rules.

     Neither SoCal Edison nor Imperial criticize these conditions as inadequate to comply with the requirement that SoCalGas disclose its plan to use pipeline capacity to fill storage. We also note that in their motion for a supplemental order, the Applicants stated that under a Supplemental Affiliate Transactions Compliance Plan filed with the California Commission on January 30, 1998, they will begin posting on the EBB use of pipeline capacity to fill storage no later than May 1, 1998. Accordingly, the Commission finds that the conditions comply with our requirement.

D. Compliance Issues: Whether Divestiture Proposal is

Adequate

     In their answers to the Applicants' compliance filing, SoCal Edison and Imperial have refocused their arguments on the deficiencies of the divestiture requirements in the DOJ Consent Decree and California Commission Decision. They argue that relying on divestiture of SDG&E's in-state generation focuses only on incentives for exercising vertical market power associated with owning gas-fired generation in California and ignores other gas-fired generation. For example, Energy Pacific's interest in the 480 megawatt gas-fired El Dorado Energy merchant power plant currently under construction in Nevada, coupled with the acquisition of other generation by the merged company allowed under the DOJ Consent Decree, may restore the capability of the merged company to leverage SoCalGas's Southern California gas monopoly into electricity markets. n75

n75 Imperial filing of April 22, 1998 at 5. SoCal Edison filing of April 22, 1998 at 6 and 12.

     SoCal Edison argues further that the conditions address only one facet of the merged company's ability to exercise vertical market power, its ability to discriminate in favor of affiliated customers through preferential treatment or access to competitively sensitive information. SoCal Edison voiced this same concern on rehearing, arguing that the Commission has not addressed the merged company's ability to manipulate gas prices and delivery (and therefore electricity prices) through its monopoly over gas transmission, storage and distribution in Southern California without overtly discriminating against non-affiliated users. n76

n76 SoCal Edison filing of April 22, 1998 at 10.

     Imperial argues that the behavioral remedies discussed in the Merger Order require transaction-by-transaction oversight, which could prove difficult. Behavioral regulation does not limit the incentives for the merged company to exercise market power. To remedy the inadequacy of the divestiture requirement, Imperial asks that the Commission preclude the merged company's acquisition of generating resources beyond a specified "cap" capable of being bid into the PX, pending the effective implementation of structural changes in California. n77 SoCal Edison argues that the appropriate additional remedy is the requirement that Pacific's intrastate gas transportation and storage assets be turned over to a third party with no interests in southern California electricity markets. n78

n77 Imperial filing of April 22, 1998 at 3-6.

n78 SoCal Edison filing of April 22, 1998 at 19.

     Imperial also challenges the Applicants' claim that the planned divestiture of SDG&E's gas-fired generation would eliminate the market problems raised by the merger. It argues that the merged company could still acquire other gas-fired generation, citing the merged company's existing plans for acquiring such generation that is capable of being bid into the PX. This Commission should set a cap on such future acquisitions.

     As we explained in the Merger Order, a vertical merger is unlikely to impair competition unless the merged company has the incentive and ability to affect prices or quantities in the upstream and downstream markets. n79 This incentive substantially depends on the amount and type of generating capacity owned or controlled by the merged company. For example, the profitability of raising rival generators' delivered gas costs depends both on the revenues SoCalGas forgoes in the upstream market from withholding gas or raising those generators' delivered gas costs and the revenues acquired in the downstream market through higher electricity prices. After SDG&E's gas-fired plants are divested, with less marginal and inframarginal capacity on which to collect higher downstream revenues, the incentive to raise rivals' costs will be diminished.

n79 79 FERC at 62,561.

     As noted in our Merger Order, divestiture of SDG&E's gas-fired generation plants is another method of eliminating the vertical market power problem. n80 In our view, divestiture substantially lessens the incentive to exercise market power through raising rivals' costs. The merged company has other generation interests and can, under the divestiture requirement, acquire additional generation outside California. However, the Commission does not believe that such interests provide the same incentive the merged company would have to raise its rivals' costs as is provided by ownership of the amount and type of SDG&E's generation. Thus, we do not agree with Imperial's argument that a capacity cap is necessary.

n80 79 FERC at n. 58.

     As to SoCal Edison's proposed remedy, we reiterate that the divestiture requirement would largely reduce the incentive for the merged company to raise electricity prices by raising gas prices. Moreover, we note that the divestiture was a condition required by DOJ, one of two federal antitrust agencies. n81

n81 Gulf States Utilities Company v. FPC, 411 U.S. 747 (1973)
(Commission does not implement antitrust laws, though it must consider antitrust implications of matters before it).

E. Whether It Is Necessary to Convene A Trial-Type Evidentiary
Hearing

     SoCal Edison and others argue that the Commission should have convened a trial-type hearing so that the parties could conduct discovery to identify the various ways in which the merged company could exercise market power and to explore what remedies would work. n82 They say that the courts require us to conduct a hearing when a case involves anticompetitive consequences. n83 SoCal Edison also argues that this Commission must conduct an independent investigation examining whether the conditions imposed by the California Commission and by DOJ will remedy the market power problems raised by the proposed merger. It says again that we should convene a trial-type hearing before an administrative law judge. n84 SoCal Edison claims that no agency, including this Commission, has examined the evidence to determine the measures necessary to eliminate vertical market power concerns. It says that a hearing is necessary for the Commission to develop an evidentiary basis upon which to conclude (as is the Commission's responsibility) that the conditions articulated in our Merger Order will remedy the vertical market power created by the merger. A hearing, they assert, would allow the Commission to judge the efficacy of the conditions imposed by the California Commission and explore whether additional remedies, including structural modification, are needed to mitigate the anticompetitive concerns not resolved by that Commission.

n82 SoCal Edison's Request for Rehearing at 26-31.

n83 Id. at 27-28, citing City of Huntingtonberg v. FERC, 498 F. 2d 778, 779 (D.C. Cir. 1974); Michigan Public Power Agency v. FERC, 963 F.2d 1574, 1581 (D.C. Cir. 1972); Gulf State Utilities Co. v. FPC, 411 U.S. 747, 763 (1973); Cajun Electric Power Cooperative, Inc., v. FERC (Cajun), 28 F.3d 173 (D.C. Cir. 1994).

n84 Id. at 15-18.

     We do not agree. It is well established that we are required to hold an evidentiary hearing only when there is a genuine issue of material fact, and even where there is such an issue, we need not hold an evidentiary hearing where the issue can be resolved based upon a written record. n85 SoCal Edison thus puts the cart before the horse with its argument that we must hold a hearing "to allow the parties to conduct discovery to identify the full range of anticompetitive mechanisms" n86 the merged company could use. A trial-type hearing is not required in order to permit parties the opportunity to uncover factual disputes.

n85 Cajun, 28 F.3d at 177; Louisiana Energy and Power Authority v. FERC, No. 97-1098 (D.C. Cir., April 24, 1998).

n86 Filing of July 25, 1997 at 26.

     SoCal Edison claims that we must "ordinarily" convene an evidentiary hearing in cases of mergers that may have anticompetitive effects. n87 It argues that the record is insufficient for us to issue final approval, claiming that we have not "conducted any independent investigation" into whether the various changes in circumstances that occurred after our Merger Order resolve the concerns we raised in that order. n88 SoCal Edison appears to argue that the only way to conduct an adequate investigation is to convene a trial-type hearing.

n87 Id. at 28, citing, e.g., City of Huntingtonberg v. FERC, 498
F.2d 778, 779 (D.C. Cir. 1974); Michigan Public Power Agency v.
FERC, 963 F.2d 1574, 1581 (D.C. Cir. 1992); Gulf State Utilities
Co., v. FPC, 411 U.S. 747, 760-763 (1973).

n88 Filing of April 22, 1998 at 15-18.

     We do not agree that such a hearing is needed or that it is the only way to carry out an adequate investigation and to make valid findings. We have solicited comments at every stage of this proceeding, and SoCal Edison and others have had several opportunities to present their arguments that the merger is not consistent with the public interest. We have examined the conditions imposed by the California Decision, along with all the other relevant circumstances. We have discussed these circumstances and the intervenors' arguments concerning these circumstances at some length in this order. This is a sufficient basis for our decision.

     Moreover, "mere allegations of disputed fact are insufficient to mandate a hearing; a petitioner must make an adequate proffer of evidence to support them." n89 Although SoCal Edison claims that there is "record evidence" that codes of conduct will not resolve the market power problem, n90 it does not say what that record evidence is. As the court noted in Cascade Natural Gas Corp. v. FERC, a hearing is not required in the absence of an adequate proffer of evidence revealing a material factual dispute, and even then, the hearing required may be a "paper" hearing. That case is particularly apt because of the strong parallels with this one in the kind of arguments raised:

n89 Woolen Mill Association v. FERC, 917 F.2d 589, 592 (D.C. Cir.
1990).

n90 Filing of July 25, 1998 at 26.

while petitioners claimed in general terms the theories upon which they claimed unfair competition and undue discrimination, the Commission and other parties responded in kind. There were no underlying disputes over specific material facts that required a hearing. n91

n91 955 F.2d 1412, 1425-6 (10th Cir. 1992). Also see Amador Stage
Lines, Inc. v. U.S., 685 F.2d 333, 335 (9th Cir. 1982) (material issue raised, but paper rather than evidentiary hearing sufficient), and Cities of Batavia, et al. v. FERC, 672 F.2d 64, 91 (D.C. Cir. 1982) (same).

     The cases cited by these intervenors do not support the proposition that competitive issues must be decided based on evidentiary hearing -- in fact, summary disposition, as well as paper hearing procedures, can be acceptable. Huntingtonberg specifically left it up to the Commission to decide the nature of the further procedures ordered on remand, noting only that "some form of hearing" was needed. n92 The Michigan case raised the question of whether summary disposition -- disposition with no hearing -- was appropriate. In fact, the court found that summary disposition of allegations of anticompetitive behavior was acceptable. SoCal Edison quotes the court's statement that the Commission must hold a hearing when an application presents an
"obviously direct and anticompetitive risk...." However, the court in Michigan did not say that a paper hearing could not be adequate. Similarly, in Gulf States the Supreme Court said that summary disposition of allegations of anticompetitive behavior could be acceptable as long as the agency explains why summary disposition is warranted.

n92 498 F.2d at 789.

The Commission orders:

   (A) The requests for rehearing are hereby denied.

   (B) The Applicants' proposed disposition of facilities is hereby approved, as revised with respect to the restrictions on abuses of affiliated relationships, as discussed in the body of this order.

   (C) Within 30 days after issuance of this order, the Applicants shall file revisions to their codes of conduct and restrictions on the sharing of information, as discussed in the body of this order.

By the Commission.
(SEAL)
                                         /s/ Linwood A. Watson Jr.
                                         Linwood A. Watson, Jr.
                                         Acting Secretary